UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2020

DEXCOM, INC.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DXCM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 14, 2020, DexCom, Inc. (the “Company”) completed its previously announced sale of $1.05 billion aggregate principal amount of its 0.25% Convertible Senior Notes due 2025 (the “Notes”) to the Initial Purchasers (as defined below) in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The Company estimates that the net proceeds from the offering will be approximately $1.03 billion (or approximately $1.19 billion if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company. The Company (i) used approximately $282.6 million of the net proceeds to pay the cash consideration (excluding accrued interest) and (ii) issued an aggregate of 1,953,067 shares (the “Exchange Shares”) of the Company’s common stock (the “Common Stock”) to repurchase or exchange approximately $260.0 million principal amount of its existing 0.75% Convertible Senior Notes due 2022 through individually negotiated transactions, offered in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Company intends to use the remainder of the net proceeds from the offering for capital expenditures, working capital and general corporate purposes, which may include in-licensing or acquisitions of, or investments in, other businesses, products or technologies, or additional note repurchases or any future share repurchases.

The information set forth in Item 8.01 of this report under the heading “Indenture,” is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture described in Items 1.01 and 8.01 of this Current Report on Form 8-K are incorporated herein by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 and under the headings “Purchase Agreement” and “Indenture” in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

Purchase Agreement

On May 11, 2020, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, BofA Securities, Inc., SVB Leerink LLC and Goldman Sachs & Co. LLC, as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), relating to the Company’s sale of the Notes to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The Representatives have an option under the Purchase Agreement to purchase up to an additional $157.5 million aggregate principal amount of Notes. The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities under the Securities Act. The Notes and the shares of Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Indenture

The Notes were issued pursuant to an Indenture, dated as of May 14, 2020 (the “Indenture”), between the Company and U.S. Bank, National Association, as trustee. The Notes are unsecured, unsubordinated obligations of the Company. The Notes will bear interest at a rate of 0.25% per year payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020. The Notes mature on November 15, 2025 unless repurchased, redeemed or converted in accordance with their terms prior to such date. The Company may not redeem the Notes prior to May 20, 2023. The Company may redeem for cash all or part of the Notes, at its option, on or after May 20, 2023 and prior to August 15, 2025, if certain conditions are met. No sinking fund is provided for the Notes.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

1.	failure by DexCom to pay the principal of the Notes when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

2.	failure by DexCom to pay the interest on any Note when the Note becomes due and payable and the failure continues for a period of 30 days;

3.	failure by DexCom to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right for a period of three business days;

4.	failure by DexCom to give a fundamental change repurchase right notice, a notice of specified corporate events or a notice of a make-whole fundamental change at the time and in the manner provided in the Indenture;

5.	failure by DexCom to comply with its obligations under the Indenture with respect to a consolidation, merger or sale of assets of DexCom;

6.	failure by DexCom to perform any of the agreements contained in the Notes or the Indenture and such failure continues for 60 days after notice given in accordance with the Indenture;

7.	failure to pay at final maturity or upon acceleration any indebtedness for money borrowed by DexCom or any of its significant subsidiaries (as defined in the Indenture) in an aggregate outstanding principal amount in excess of $50.0 million, which indebtedness is not discharged, or which acceleration is not cured or rescinded, within 30 days after written notice as provided in the Indenture;

8.	failure by DexCom or any of its significant subsidiaries to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $50.0 million, if the judgments are not paid, discharged or stayed within 30 days; or

9.	certain events of bankruptcy, insolvency or reorganization of DexCom or any of its significant subsidiaries occurs.

The Notes are convertible into cash, shares of Common Stock or a combination thereof, at the Company’s election, at an initial conversion rate of 1.6655 shares of Common Stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $600.42 per share of Common Stock subject to adjustment, with a maximum conversion rate of 2.3732. Prior to the close of business on the scheduled trading day immediately preceding August 15, 2025, such conversion is subject to the satisfaction of certain conditions set forth below.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) or in connection with any optional redemption are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid special interest to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding August 15, 2025, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on September 30, 2020 (and only during such calendar quarter), if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the Notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that five day consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the conversion rate of the Notes on such trading day;

•	if DexCom calls any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

4.1	Indenture dated May 14, 2020 between DexCom, Inc. and U.S. Bank, National Association.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2020	DEXCOM, INC.

	By:	/s/ Patrick Murphy
	Name:	Patrick Murphy
	Title:	Executive Vice President and Chief Legal Officer